EXHIBIT A



                            STOCK PURCHASE AGREEMENT


         THIS IS A STOCK PURCHASE AGREEMENT, dated as of February 3, 1998 (the "Agreement"), between Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France (the "Seller"), and Crown Cork & Seal Company, Inc., a Pennsylvania corporation (the "Company").

                                   Background

         A. The Seller owns (i) 3,660,300 shares of 4.5% Cumulative Convertible Preferred Stock, par value $41.8875 per share ("Preferred Stock"), of the Company and (ii) 10,693,403 shares of Common Stock, par value $5.00 per share ("Common Stock"), of the Company.

         B. The Seller desires to sell to the Company, and the Company desires to purchase from the Seller, all of the shares of Preferred Stock owned by Seller and 4,093,826 shares of Common Stock owned by Seller (such shares of Common Stock and Preferred Stock together referred to herein as the "Subject Shares"), all in accordance with the terms and conditions hereof.

                                      Terms

         THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale of the Subject Shares.

            1.1 Sale and Purchase of Subject Shares. Subject to the terms and conditions hereof, the Seller will transfer, assign, sell and deliver to the Company, and the Company will purchase from the Seller, all of the Subject Shares for $368,971,274 (the "Purchase Price").

            1.2 Actions on the Closing Date. The closing for the sale and purchase of the Subject Shares (the "Closing") will occur on March 2, 1998 (the "Closing Date") at 10:00 a.m., local time, at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103 U.S.A. At the Closing, (a) the Seller will deliver certificates representing the Subject Shares to the Company duly endorsed by the Seller to the Company or with stock powers duly endorsed by the Seller to the Company; and
(b) the Company will deliver the Purchase Price to the Seller either (i) in cash by wire transfer of immediately available funds to an





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account designated in writing by the Seller not less than two business days prior to the Closing Date, or (ii) at the election of the Company upon not less than two business days prior written notice to the Seller, by executing and delivering to the Seller a Promissory Note (the "Promissory Note") in the form attached hereto as Exhibit A.

            1.3 Transfer Taxes. The Company will pay the transfer taxes, if any, due upon the sale of the Subject Shares under applicable law of any state of the United States of America.

        2.  Representations and Warranties.

            2.1 Representations and Warranties by the Seller. The Seller represents and warrants to the Company as follows:

                (a) The Seller is a societe anonyme validly existing under the laws of the Republic of France.

                (b) The Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action under the laws of the Republic of France and Seller's statuts and other organizational documents (the "Seller Organizational Documents").

                (c) This Agreement has been validly executed and delivered by the Seller and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

                (d) Neither the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder, nor the consummation by the Seller of the transactions contemplated hereby will (i) violate or conflict with, or result in a breach or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which it or any of its properties is bound, or violate or breach the Seller Organizational Documents, or (ii) violate or contravene any law, statute, rule or regulation, or any order, judgment or decree, currently in effect applicable to the Seller.


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                (e) No consent, approval, order or authorization of any court, administrative agency, other governmental entity or any other person or entity is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

                (f) The Seller has good, valid and marketable title to the Subject Shares, free and clear of all liens, claims, options, rights, proxies, securities interests or other encumbrances ("Encumbrances") other than (i) restrictions arising under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) any rights of the Company under the shareholders agreement, dated February 22, 1996 (the "Shareholders Agreement"), between the Company and Seller. The transfer of the Subject Shares by the Seller hereunder to the Company will pass good, valid and marketable title to the Subject Shares to the Company, free and clear of Encumbrances other than (i) restrictions arising under the Securities Act and (ii) any Encumbrances resulting from the Company's ownership of the Subject Shares.

                (g) The Subject Shares constituting Preferred Stock are all of the shares of Preferred Stock beneficially owned by the Seller and its subsidiaries. Following consummation of the transactions contemplated hereby, the Seller will beneficially own 6,599,577 shares of Common Stock (such shares referred to herein as the "Retained Shares").

            2.2 Representations and Warranties by the Company. The Company represents and warrants to the Seller that:

                (a) The Company is a corporation validly existing under the laws of the Commonwealth of Pennsylvania.

                (b) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.

                (c) This Agreement has been validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Seller, constitutes, and the Promissory Note, when and if executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may


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be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

                (d) Neither the execution and delivery of this Agreement by the Company, the issuance by the Company of the Promissory Note, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (i) violate or conflict with, or result in a breach or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which it or any of its properties is bound, or violate or breach the articles of incorporation or bylaws or other organizational documents of the Company, or (ii) violate or contravene any law, statute, rule or regulation, or any order, judgment or decree, currently in effect applicable to the Company.

                (e) No consent, approval, order or authorization of any court, administrative agency, other governmental entity or any other person or entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company, the issuance by the Company of the Promissory Note, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

         3. Other Covenants.

            3.1 Termination of Shareholders Agreement. (a) Each of the Seller and the Company hereby agree that the Shareholders Agreement will be terminated and of no further force and effect on the Closing Date (it being understood that such agreement shall continue in effect if the Closing does not occur); provided, however, that so long as the Seller beneficially owns securities of the Company representing 3.5% or more of the Total Voting Power (as such term is defined in the Shareholders Agreement) of the Company, at no time following the Closing will the Seller sell, assign, donate, transfer, pledge, hypothecate, grant any option with respect to or otherwise dispose of any interest in (or enter into an agreement or understanding with respect to the foregoing) (any such action, a "Transfer") any of the Retained Shares (other than pursuant to a tender or exchange offer) if the person or entity to whom such Transfer is made would immediately thereafter, to the knowledge of the Seller, beneficially own securities of the Company representing 3.5% or more of the Total Voting Power of the Company.

                (b) At the Closing, Seller shall cause Ernest-Antoine Seilliere to resign from the Board of Directors of the Company effective as of the Closing. Following the Closing, Guy de Wouters, to the extent continuing as a member of the Company's Board of Directors, shall no longer be considered a designee of the


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Seller to the Company's Board of Directors (including a Shareholder Designee, as such term is defined in the Shareholders Agreement).

            3.2 Termination of Management Agreement. The Seller hereby agrees, and the Company will cause CarnaudMetalbox, a subsidiary of the Company, to agree, that the letter agreement, dated as of May 20, 1995, between the Seller and CarnaudMetalbox, a copy of which is attached hereto as Exhibit B, will be terminated and of no further force and effect effective as of the Closing, with all required notice periods required for termination thereunder being waived (it being understood that such agreement shall continue in effect if the Closing does not occur); provided, however, that provision shall be made for the payment to the Seller of FF 1,781,000 thereunder.

            3.3 Dividends. The record and payment dates for the first quarter dividend on the Preferred Stock and the Common Stock are February 3, 1998 and February 20, 1998, respectively. The Seller will be entitled to receive the first quarter dividend on all of the Subject Shares.

            3.4 No Mandatory Conversion. Prior to the consummation of the sale of the Subject Shares to the Company, the Company shall not elect to cause the Preferred Stock to be converted into Common Stock.

         4. Miscellaneous.

            4.1 Amounts in U.S. Dollars. All references to "$" or "dollars" herein are references to United States dollars.

            4.2 Parties in Interest. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

            4.3 Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding between the Seller, on the one hand, and the Company, on the other, with respect to its subject matter. This Agreement may be amended only by written instrument duly executed by all of the parties hereto. No party may waive any term, provision, covenant or restriction of this Agreement except by duly signed writing referring to the specific provision to be waived.

            4.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or transmitted by fax, confirmed by certified mail (air mail in the case of international communications), postage prepaid, to the respective parties as follows:


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         (a) If to the Seller, to:

             Compagnie Generale d'Industrie et de Participations
             89, rue Taitbout
             75009 Paris, France
             Attn.:  Michel Renault
             Fax No.:  (011) 33 142 806 867

             With a copy to:

             Sullivan & Cromwell
             125 Broad Street
             New York, NY  10004
             Attn.:  Allan M. Chapin
             Fax No.:  (212) 558-3588

         (b) If to the Company, to:

             Crown Cork & Seal Company, Inc.
             One Crown Way
             Philadelphia, Pennsylvania 19154 U.S.A.
             Attn.:  Chairman of the Board
             Fax No.:  (215) 698-5206

or to such other address as any party may have furnished to the other in writing in accordance herewith.

            4.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

            4.6 Severability of Provisions; Survival. Except as expressly set forth herein to the contrary, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. All representations, warranties, covenants and agreements of the parties hereto shall survive (a) the execution and delivery of this Agreement and (b) the purchase and sale of the Subject Shares hereunder.

            4.7 Specific Performance. Each party acknowledges the uniqueness of the obligations owed to the other party and that the other party will not have an adequate


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remedy at law if such party fails to perform any of its obligations hereunder.
Therefore, each party agrees that the other party will have the right, in addition to any other right it has (provided it is not in breach of this Agreement), to specific performance or equitable relief by way of injunction if such party fails to perform any of its obligations hereunder.

            4.8 Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            4.9 Assignment. None of the parties to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

            4.10 Expenses. Each of the parties hereto shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of the breach hereof by any other party hereto.

            4.11 Certain Definitions. For purposes of the Agreement, the term "beneficially owned" shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.




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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.


                                   CROWN CORK & SEAL COMPANY, INC.


                                   By  /s/ Alan W. Rutherford
                                      -----------------------------------
                                      Name:  Alan W. Rutherford
                                      Title: Executive Vice President and
                                               Chief Financial Officer


                                   COMPAGNIE GENERALE D'INDUSTRIE
                                   ET DE PARTICIPATIONS


                                   By  /s/ Ernest-Antoine Seilliere
                                      -----------------------------------
                                      Name:  Ernest-Antoine Seilliere
                                      Title: Chairman and CEO



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



                                                                      Exhibit A

                             FORM OF PROMISSORY NOTE


                         CROWN CORK & SEAL COMPANY, INC.
                                 Promissory Note

U.S. $368,971,274                                    Philadelphia, Pennsylvania
                                                                  March 2, 1998


            Crown Cork & Seal Company, Inc., a Pennsylvania corporation (the "Maker"), for value received, hereby promises to pay to Compagnie Generale d'Industrie et de Participations, a societe anonyme organized under the laws of the Republic of France (the "Payee"), the principal sum of Three Hundred Sixty-Eight Million, Nine Hundred Seventy-One Thousand, Two Hundred Seventy-Four Dollars ($368,971,274) on June 1, 1998 to the account of the Payee referred to below, and to pay interest commencing on the date hereof on the principal amount hereof at a per annum rate equal to 5.7% (calculated on the basis of a 360 day year), until the principal amount hereof shall have become due and payable, whether at maturity or otherwise, and thereafter at a rate equal to 7.7% per annum until paid.

            The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the Payee of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

            All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payment of the principal and interest on this Note shall be made to the account of the Payee at the address set forth below:


                               ------------------
                               ------------------
                               ------------------

            All payments under this Note (including this paragraph) shall be paid by the Maker without withholding or deduction of any tax or like charge; and if the Payee shall be required to deduct or withhold such a tax or like charge or if such tax or like charge is imposed on Payee as a result of any payment under this Note, the Maker shall pay Payee such additional amount as shall be required so that the net amount received by

Payee after such deduction, withholding or imposition shall equal the amount otherwise due Payee.

            The Maker may, at any time and from time to time, without premiums or penalty, prepay all or a portion of the unpaid principal amount of this Note, together with unpaid interest accrued on such portion of the principal amount which it is prepaying since the date of this Note; provided, however, that the Maker shall give the Payee not less than two business days prior written notice of any such prepayment.

            If (i) default in payment when due shall be made by the Maker (beyond any applicable cure period), and shall be continuing, under any instrument evidencing indebtedness for borrowed money in excess of $100,000,000 or (ii) default shall be made by the Maker (beyond any applicable cure period), and shall be continuing, in the performance of any other obligation under any instrument evidencing such indebtedness in excess of $100,000,000 if the effect of such default is to accelerate the maturity of such indebtedness, then the Payee may, by notice in writing to the Maker specifying such default which has occurred, declare the unpaid principal of this Note, together with accrued interest to the date of such notice, to be forthwith due and payable, and upon the Maker's receipt of such notice, such principal and interest shall be due and payable without presentation, without presentment, demand, protest or further notice of any kind, all of which are expressly waived to the extent permitted by law. The Maker will give prompt written notice to the Payee of the occurrence of either of the events referred to in clauses (i) or (ii) of the previous sentence.

            After all unpaid principal and interest owed on this Note has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.

            The construction, validity and interpretation of this Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

            This Note, and any interest herein, may not be assigned, sold, encumbered, hypothecated, or otherwise transferred by the Payee unless the Maker gives its prior written consent to such transfer.


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


            IN WITNESS WHEREOF, the Maker has executed and delivered this Promissory Note on the date first written above.

                                        CROWN CORK & SEAL COMPANY, INC.


                                        By ___________________________________
                                           Name:
                                           Title:


                                        By ___________________________________
                                           Name:
                                           Title:



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